Exhibit 99.2

SANUWAVE HEALTH INC.

CONFERENCE CALL TO DISCUSS Q1-2013 FINANCIAL RESULTS

AND BUSINESS UPDATE

Wednesday, May 15, 2013

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s Q1-2013 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Barry Jenkins, please go ahead.

Barry Jenkins

Good morning, this is Barry Jenkins, Chief Financial Officer and COO with SANUWAVE. Thank you all for participating in today’s call.

Yesterday after the market closed, SANUWAVE announced our Q1-2013 financial results and on Monday we announced the completion the investigator meeting for the dermaPACE clinical study. If you have not received these news releases or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of our website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

I encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, May 15, 2013. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chief Executive Officer, Joseph Chiarelli.

Joe Chiarelli

Good morning and thank you for joining us. I’m going to lead off and update you on how we are progressing against the most immediate of the corporate goals we identified for you about six weeks ago – second quarter enrollment in the supplemental pivotal trial for the use of our dermaPACE device in treating diabetic foot ulcers. We are pleased to report that we making positive strides towards achieving that goal.

Since our last call we have hired a Chief Medical Officer, Dr. Dan Jorgensen, who has already become an integral part of our team. His experience and skill set will be a great asset in advancing the clinical development of dermaPACE in the U.S. and in our effort to expand our other device, the orthoPACE, into additional indications in the U.S. and abroad.

Dan is an accomplished physician executive with more than 15 years of experience in biotech and large cap pharmaceutical companies, including Pfizer. We benefited from the unfortunate circumstances at Polymedix, where Dan took on the responsibility of an on-going trial. Under his leadership, additional sites were added to rapidly complete enrollment. The result was a successful trial and submission to the FDA. As a result of his leadership He has a wealth of experience overseeing the design, conduct, and management of late-stage clinical trials, and an impressive track record of FDA approvals. He has forged close relationships with investigators and contract research organizations (CRO’s), which has led to the timely completion of clinical trials with high quality data.

Turning to our dermaPACE trial, this past weekend, we held an investigator meeting here in Atlanta to bring together representatives from the participating clinical sites, the CRO, the Data Collection agency, and members of the SANUWAVE team. The meeting provided the clinical sites with the detailed information and training essential to conduct a successful clinical trial and to emphasize a number of key elements of the trial – particularly enrollment. Dan Jorgensen will address the specifics of the investigator meeting later in this call, but right now I’d like to share with you how this pivotal trial is different from the initial trial.

The original Phase 3 clinical trial was designed to enroll up to 12 sites. When the trial started, only 3 sites were engaged and an investigator meeting was not used as the forum to train or educate clinical personnel in trial details. Furthermore, as additional sites were engaged, there wasn’t an opportunity to conduct a training session in which the investigators could share thoughts on standard of care as we did on Saturday.

In contrast, the supplemental trial is designed to enroll up to 20 sites, 18 of which are already under contract and as a result of our investigator meeting, have been trained and educated on protocol details. These 18 sites are now ready to begin screening patients. I might add that the additional sites are in the process of being scheduled for training shortly and will benefit from the detailed discussion on standard of care discussion.

With the addition of Dan and the enthusiasm conveyed at the well-attended investigator meeting, we are confident that the management of this supplemental pivotal clinical trial will be greatly enhanced as compared to the initial trial.

I’ll now turn the call over to Barry Jenkins, our Chief Financial Officer, to quickly review the highlights of the financial results for the year. Once that’s finished, I’ll review our 2013 Business Objectives.

Barry Jenkins

For the quarter we remained focused on keeping our expenses low while we prepared for the start of enrollment in the dermaPACE clinical study.

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Revenue for the first quarter of 2013 was $201,000, a decrease of 16% from last year. Gross profit as a percentage of revenue was 72%, up two basis points from last year. The slight decrease in revenue was due to the continued impact of the European economic downturn on our largest distributors, who are in Europe, which reduced the sales of our devices for the quarter. The improvement in our operating margin was due to increased sales of our higher margin applicators for our devices as more devices were in use in 2013 as compared to the prior year.

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Total operating expenses, which includes clinical related expenses, decreased by 34%, or $645,000, to $1.3 million for Q1-2013. We implemented significant cost saving measures in 2012 with our headcount reduced from 22 employees in Q1-2012 to 11 employees this year. We also reduced expenses this year through the consolidation of our operations into one office effective November 2012 and reduced legal expenses related to our patent portfolio. This is partially offset by additional consulting expenses incurred in 2013 for financial advisors and other consultants.

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In the quarter, total expenses were significantly impacted by a large, non-cash accounting expense related to the common stock conversion feature included in the $2.0 million Senior Secured Notes issued during the quarter. The increase in SANUWAVE’s stock price during the quarter resulted in the accounting fair value for the conversion feature to increase. As such, we were required to record a non-cash loss of $3.7 million on the embedded conversion feature of the Senior Secured Notes. We also recorded $428,000 as the accrual of interest expense, including amortization of debt discount, on the senior secured notes. These notes will convert into SANUWAVE common stock when we complete a qualified financing for at least $4.0 million.

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Due to the $3.7 million loss recorded on the Senior Secured Notes in Q1-2013, net loss for the quarter increased by $3.5 million, or 193%, to $5.4 million from a $1.8 million loss last year. The net loss for Q-2013 was ($0.25) per share as compared with a net loss of ($0.09) per share last year.

Looking at cash flow, for Q1-2013, net cash used by operating activities was $1.0 million, which was 30% less than the prior year’s use of $1.5 million. This decrease in the use of cash for operating activities was due to the reductions in headcount and operating expenses discussed earlier.

We have reduced our monthly cash burn-rate from operations from $497,000 per month for Q1-2012 to $345,000 per month in 2013. We currently project our cash burn-rate from operations, with the start of the supplemental dermaPACE clinical trial, to be approximately $575,000 to $625,000 per month.

As of March 31, 2013, cash on hand was $601,000. Starting in late 2012, we began working with select accredited investors to raise capital, and, through the issuance of Senior Secured Convertible Promissory Notes completed the $2 million offering on March 8, 2013. This month we received additional funding from current shareholders in the form of short-term promissory notes. We anticipate completing a larger funding in the second quarter to fund our ongoing dermaPACE clinical work and provide working capital.

Now, let me turn the call back to Joe Chiarelli for a business update.

Joe Chiarelli

Now, I’d like to introduce the newest member of our team, Dan Jorgensen, MD, our Chief Medical Officer. Dan has led over 25 clinical trials in his career and his trial experience will be helpful to the investigators as we move into the patient enrollment phase of our study. As I discussed earlier, we just completed our investigator meeting and I would like for Dan to provide some color on last weekend’s meeting. Dan…

Dan Jorgensen

By all accounts, this was a successful Investigator Meeting. To ensure its success, much of the work had to be done ahead of time, especially the selection of high quality sites.

Of the 24 sites used in the last dermaPACE trial, the top 7 were selected for this trial. They were chosen based on quality, efficiency, geography and patient referrals, as well as the knowledge and experience of the site personnel. These sites accounted for 70 patients, or 34% of the total enrollment in the past study. We estimate that these 7 sites will enroll over 75% of the 90 patients in the current study.

Using similar criteria, we selected 13 additional sites for this study, for a total of 20 sites. In the unlikely event that enrollment is slow, we are enlisting several back-up sites that can fill the enrollment gap, if necessary, without losing time. We are confident that all selected sites will perform at a high level.

Careful site selection is necessary but not sufficient for a successful clinical trial. Sites still have to be trained properly on the details of the study protocol, and they still have to forge strong working relationships with the Sponsor’s study team. This was accomplished at the recent Investigator Meeting, as reflected in the following:

--High attendance (18 of 20 sites and all members of study team)

--Active discussion on patient inclusion and exclusion criteria

--Strategy on minimizing patient drop-out

--Interactive dermaPACE device training

--Ample time to address study-related questions

--High level of engagement and enthusiasm

Because there was no Investigator Meeting prior to the last dermaPACE study, strong relationships were not forged, standardized training on the study protocol did not occur, and no forum existed to address questions and concerns. This may have contributed to the outcome of that study. The fewer number of dermaPACE treatments, as well as the definition and timing of the endpoint analysis, may also have contributed.

The current study, in contrast, has been sufficiently de-risked, and therefore, has a higher probability of success.

The next milestone—after completing the Investigator meeting—is patient screening, which is scheduled to begin next week.

Finally, other factors are important for a successful study and FDA approval. We have a new CRO and a re-structured clinical team, which I am now leading. Together, we have a proven track record of executing studies on time and on budget, with high quality, submission-ready data.

I am excited to be part of SANUWAVE, and to have the opportunity to work on this important study.

Joe Chiarelli

We are very excited about the start of the dermaPACE trial. We are also continuing to work for regulatory approval for our orthopedic device, the orthoPACE, in the United States. I want Pete Stegagno, our VP of Operations and Regulatory, to provide a quick update on progress in that area.

Pete Stegagno

To update everyone regarding FDA regulatory pathways beyond dermaPACE, we have a confirmed visit planned in the next several weeks with the FDA when we will discuss with the Physical Medicine and Neurotherapeutic Devices branch the various pathways we can use to bring our orthopedic device, orthoPACE, to market in the U.S. Our intent is to leverage the existing PMA approval for Ossatron, our legacy device approved for treating plantar fasciitis (heel pain), and find the quickest route possible for approval for the much smaller orthoPACE under the same indication.

Joe Chiarelli

We are very sensitive about discussing this until we have closure with the FDA on trial protocols so please pardon the brevity about this important milestone for continuing the expansion of our product line in the US while we further develop the relationships outside the US which currently generate a 72% gross margin.

Just to refresh you on what we are striving to accomplish in 2013 -

●	Complete patient enrollment of the Supplemental Trial to obtain FDA approval for the use of the dermaPACE device to treat diabetic foot ulcers
●	Expand our distribution network in Europe, Asia, and the Pacific for the two approved devices – dermaPACE and OrthoPACE.
●	Identify opportunities for the use of our patented shockwave technology in other areas of regenerative medicine, in other areas of healthcare, and in industries outside of healthcare
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Initiate discussions with companies and individuals to develop the appropriate channels and business models that can initiate our technology in those areas which can provide a satisfactory return to our shareholders based on risks taken.

I will stop here and the team is more than happy to answer any questions that you may have. I will now open up the call for your questions.